EXHIBIT 23.1

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 Amendment No.4 (No.333-271604) under the Securities Act of 1933 of our report dated May 3, 2023, except for Note 18, as to which the date is August 3, 2023, with respect to the consolidated balance sheets of Webuy Global Ltd and subsidiaries (collectively, the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

August 3, 2023